ServiceNow Appoints Netflix Vice President of Engineering Deborah Black to Board of Directors

SANTA CLARA, Calif. — April 26, 2023 — ServiceNow (NYSE: NOW), the leading digital workflow company making the world work better for everyone, today announced the appointment of Netflix Vice President of Engineering Deborah Black to its board of directors.
“Deborah’s exceptional business and technology experience make her a great addition to ServiceNow’s board,” said ServiceNow Chairman & CEO Bill McDermott. “Her expertise will be instrumental in contributing to the pace of innovation on our path to becoming the defining enterprise software company of the 21st century.”
Prior to Netflix, Deborah served as vice president of eCommerce Services at Amazon, where she was responsible for the software that enables Amazon’s global businesses. As a former corporate vice president at Microsoft, she held various positions within the Windows Division, helping to design and build operating systems and back-office products. Deborah began her career at Bell Northern Research, where she focused on distributed systems research.
“ServiceNow is showing incredible momentum and a strong vision for addressing digital transformation imperatives for enterprise companies worldwide,” said Black. “I’m excited to join the board and its distinguished group of leaders to continue this growth trajectory.”
Deborah holds a B.S. in Computer Science and M.S.E. in Computer Engineering from the University of Michigan.
The ServiceNow board of directors now has 11 total members.
About ServiceNow
ServiceNow (NYSE: NOW) makes the world work better for everyone. Our cloud‑based platform and solutions help digitize and unify organizations so that they can find smarter, faster, better ways to make work flow. So employees and customers can be more connected, more innovative, and more agile. And we can all create the future we imagine. The world works with ServiceNowTM. For more information, visit: www.servicenow.com.
© 2023 ServiceNow, Inc. All rights reserved. ServiceNow, the ServiceNow logo, Now, and other ServiceNow marks are trademarks and/or registered trademarks of ServiceNow, Inc. in the United States and/or other countries. Other company names, product names, and logos may be trademarks of the respective companies with which they are associated.
# # #
Contacts:
Johnna Hoff
Media Relations
press@servicenow.com
Darren Yip
Investor Relations
ir@servicenow.com